        Exhibit 19.1
BERRY CORPORATION (BRY)
INSIDER TRADING POLICY
(Amended as of October 26, 2023)

Background

The Board of Berry Corporation (bry) (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to provide guidance to our directors, officers, employees, consultants and contractors with respect to transactions in the Company’s securities for the purpose of promoting compliance with applicable securities laws. The Company requires strict adherence to this Policy.

It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s General Counsel or outside Legal Counsel as noted at the end of this Policy under Company Assistance. References herein to the Company’s General Counsel mean the Company’s General Counsel or the General Counsel’s designee.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

Penalties for Noncompliance

Civil and criminal penalties and disciplinary action by the Company, which may include immediate termination for cause or other appropriate action, may result from transacting in the Company’s securities on material nonpublic information.

Scope of Policy

Persons Covered. As a director, officer, employee, consultant or contractor of the Company or any of its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they transact in Company securities). It also covers other legal entities in which you have some level of discretionary control (partner, trustee, executor and the like). If in doubt, then assume that the subject person is covered by this Policy. You are responsible for making sure that the purchase or sale of any Company security by any such person complies with this Policy. Regardless of whether or not you hold your shares in brokerage accounts or other forms of ownership, unless you’ve completely surrendered all discretionary control over such shares, you are responsible for ensuring compliance with this Policy.

Transactions Covered. This Policy covers transactions in common or preferred stock; options and warrants; convertible securities; derivative securities such as put and call options and convertible debentures or convertible preferred stock; and debt securities (e.g., debentures, bonds and notes) and derivative securities based on debt securities. It also covers any other form of disposal, including gifts, pledges and the like.

Exceptions. Except for the pre-clearance restrictions set forth in the Addendum and as otherwise specifically noted, this Policy does not apply in the case of the following transactions:

•Stock Options and Other Stock-Based Compensation. This exception applies to the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply, however, to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•Restricted Stock Awards. This exception applies to the grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The exception does not apply, however, to any market sale of restricted stock.

•401(k) Plan. This exception applies to purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply, however, to certain elections the insider may make under the 401(k) plan, including:

a)an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;

b)an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;

c)an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and

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d)an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

•Employee Stock Purchase Plan. This exception applies to purchases of Company securities in the employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This exception also applies to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This exception does not apply, however, to the insider’s election to participate in the plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan.

•Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This Policy does apply, however, to (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends, (ii) the insider’s election to participate in automatic reinvestment of dividends, and (iii) the election to increase or decrease the level of automatic reinvestment of dividends.

•Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.

•Other Transactions. This exception applies to any other purchase of Company securities from the Company or sales of Company securities to the Company.

•Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. You must obtain authorization from the General Counsel before entering into or modifying a Rule 10b5-1 Plan. Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further, please note that if transacting in the Company’s stock is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan.

•This exception applies to any transaction specifically approved in writing in advance by the Company’s General Counsel.

Statement of Policy

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No Transacting on Material Nonpublic Information. You may not transact in the securities of the Company, directly or through family members or other persons or entities, if any of you are aware of material nonpublic information relating to the Company.

No Disclosure of Material Nonpublic Information; No Tipping. You may not disclose material nonpublic information to anyone, except those persons within the Company or our third party representatives (such as our independent auditors, investment banking advisors or outside legal counsel) whose work responsibilities require them to be aware of it. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of impropriety, the Company’s Board of Directors has adopted an Addendum to Insider Trading Policy that applies to directors, those executive officers as determined by our Board of Directors from time to time (“executive officers”), and certain other designated employees of the Company and its subsidiaries who are identified by the General Counsel from time to time. The Company will notify you if you are subject to the Addendum and you will receive a copy of it.

The Addendum generally prohibits persons covered by it from transacting in the Company’s securities during scheduled blackout periods and during certain other unscheduled blackouts. Directors, executive officers, and other designated employees of the Company and its subsidiaries who are identified by the General Counsel from time to time also must pre-clear all transactions in the Company’s securities as specified in the Addendum.

Definition of Material Nonpublic Information

Note that material nonpublic information has two important elements – materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of information that could be, but are not necessarily, material include:

•Projections of future financial results or other earnings guidance.
•Disclosure of current financial results, particularly results that are inconsistent with the consensus expectations of the investment community.
•A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.

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•Major personnel changes, particularly departures of management or elections of certain directors.
•Material events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities.
•Material financial and/or liquidity problems.
•Significant corporate events, including material cyber, data or personnel matters.
•Actual or threatened major litigation, or the resolution of such litigation.
•New major contracts, orders, suppliers, auditors, customers or financing sources, or the loss thereof.

Both positive and negative information can be material.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release) and the investing public has had reasonable time to fully absorb the information. Although timing may vary depending on the circumstances, generally, the Company expects that you should allow two full trading days after the information is released to the public as a reasonable waiting period before information is deemed public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of material nonpublic information. “Trading day” means a day on which national stock exchanges are open for trading, and a “trading day” begins at the time trading begins.

Additional Guidance

Your transactions in Company securities are subject to the following additional restrictions, to the extent applicable:

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders should be used only for a very brief period of time.

Margin Accounts and Pledges. You may not hold stock of the Company in a margin account or pledge stock of the Company as collateral for a loan.

Hedging Transactions. You may not engage in hedging or monetization transactions, whether direct or indirect, involving the Company’s securities.

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Short Term Trading. Those who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).

Post-Termination Transactions

If you are aware of material nonpublic information at the time that your employment or service relationship with the Company terminates, you may not transact in the Company’s securities until that information has become public or is no longer material.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. Compliance with this Policy in no way assures that you have complied with applicable law – it is solely your responsibility to comply with all applicable laws. If you violate any aspect of this Policy, the Company may take disciplinary action against you, including immediate termination for cause.

Company Assistance

Your compliance with the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about the Policy or its application to your circumstances, please do not hesitate to seek additional guidance from the Company’s General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Any questions regarding this Policy should be addressed to the Company’s General Counsel, or if at the time there is no General Counsel, then all inquiries should be directed to the Company’s Corporate Secretary, who as needed will consult with or refer you to outside legal counsel. This document states a policy of the Company and is not intended to be regarded as legal advice.

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ADDENDUM TO INSIDER TRADING POLICY – PRE-CLEARANCE AND BLACKOUT PROCEDURES

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum to Insider Trading Policy. This Addendum applies to directors, executive officers designated by our Board from time to time (the “D&Os”) and certain designated employees of the Company and its subsidiaries (the “designated employees” and together with the D&Os and such designated employees are “covered persons”) identified by the General Counsel from time to time.

Any obligations or restrictions set forth in this Addendum are in addition to and supplement those set forth in the Company’s Insider Trading Policy. No exceptions may be made to the Insider Trading Policy or this Addendum without receiving written permission in advance from the General Counsel.

Pre-clearance Procedures

The Company’s covered persons are subject to the following pre-clearance procedures.

Covered persons, together with those related persons identified in the Insider Trading Policy, may not engage in any transaction involving the Company’s securities subject to the Insider Trading Policy without first obtaining pre-clearance of the transaction, after representing that any such transaction otherwise complies with the Insider Trading Policy and this Addendum, as follows:

•All directors must obtain pre-clearance from both the General Counsel and the Chair of the Board; and

•Other covered persons (other than the General Counsel) must obtain pre-clearance from the General Counsel; and

•The General Counsel must obtain pre-clearance from the Chief Executive Officer.

Each such request for pre-clearance should be submitted in writing (electronic communication via email shall suffice) in advance of the proposed transaction and contain all of the relevant details regarding such proposed transaction, including at least the number of shares and the period of time over which such transaction is likely to occur. Approval of such pre-clearance requests will be provided in writing (electronic communication via email shall suffice) by the Company’s General Counsel; oral pre-clearances are not sufficient. Any pre-clearance shall be deemed valid only for a period of two business days, unless otherwise noted in such approval. If the transaction order is not placed in that period, pre-clearance of the proposed transaction must be re-obtained. Please note that clearance of a proposed transaction by the Company’s

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General Counsel does not constitute legal advice regarding or otherwise acknowledge that a covered person does not possess material nonpublic information. Covered persons must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of material, nonpublic information.

Blackout Procedures

All covered persons are subject to the following blackout procedures.

Scheduled Blackout Periods. You may not transact in the Company’s securities during the period designated by the General Counsel from time to time.

Unscheduled Blackouts. From time to time, the Company may prohibit some or all of the covered persons from transacting in the Company’s securities because of developments that are known to the Company and not yet disclosed to the public. In this event, the General Counsel will notify the affected covered persons may not transact in the Company’s securities until the General Counsel notifies them that the unscheduled blackout period is over. Any covered person made aware of the existence of an unscheduled blackout should not disclose the existence of the blackout to any other person (outside of those subject to the unscheduled blackout).

Even if a specific blackout period is not in effect, as provided by the Insider Trading Policy, at no time may you transact in Company securities if you are aware of material nonpublic information about the Company.

Exceptions

Approved Rule 10b5-1 Plans. Transactions by covered persons in the Company’s securities that are executed pursuant to an approved Rule 10b5-1 Plan, as defined in the Insider Trading Policy, are not subject to the restrictions set forth above relating to pre-clearance procedures.

Other Exceptions. The only other exceptions to the procedures in this Addendum are those listed under the heading “Exempted Transactions” in the Company’s Insider Trading Policy.

Company Assistance

Your compliance with this Addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Insider Trading Policy or their application to your circumstances, please do not hesitate to seek additional guidance from the General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

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Any questions regarding this Addendum should be addressed to the Company’s General Counsel, or if at the time there is no General Counsel, then all inquiries should be directed to the Company’s Corporate Secretary, who as needed will consult with or refer you to outside legal counsel.

This document states a policy of the Company and is not intended to be regarded as legal advice.

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